Exhibit 4.7

                                                           ENGLISH TRANSLATION


                                            THIRD AMENDMENT TO THE CONTRACT
                                            FOR ASSIGNMENT OF CREDIT OF THE
                                            REMAINING BALANCE OF THE REVENUE
                                            COMPENSATION ACCOUNT - CRC
                                            ENTERED INTO BY THE STATE OF MINAS
                                            GERAIS AND COMPANHIA ENERGETICA
                                            DE MINAS GERAIS - CEMIG

     The STATE OF MINAS GERAIS, through the Office of the State Treasury Secretary, with its head office at Praca da Liberdade, in Belo Horizonte/MG (Brazil), registered with the General Taxpayer's Registry (CNPJ) under no. 18,715,615/0001-60, hereby represented by the State Treasury Secretary, Mr. Jose Augusto Tropia Reis, hereinafter referred to as the STATE, and COMPANHIA ENERGETICA DE MINAS GERAIS - CEMIG, a state-controlled company with its head office in Belo Horizonte/MG (Brazil), at Av. Barbacena, no. 1,200, registered with the General Taxpayer's Registry (CNPJ) under no. 17,155,730/0001-64, hereby represented by its Chief Executive Officer, Mr. Djalma Bastos de Morais, and by its Chief Financial Officer, Mr. Cristiano Correa de Barros, hereinafter referred to as CEMIG, based on Federal Law no. 8727, dated November 5, 1993, Provisional Measure no. 2181-45, dated August 24, 2001, Provisional Measure no. 14, dated December 24, 2001, converted into Federal Law no. 10,438, dated April 26, 2002, State Law no. 14,384, dated October 11, 2002, and the applicable legislation.

     Whereas:

     1) it is necessary to settle the payment of the installments set forth in the Assignment of Credit of the Remaining Balance of the Revenue Compensation Account - CRC, executed between the STATE and CEMIG, on May 31, 1995, hereinafter referred to as the CRC Agreement;

     2) it is necessary to rebalance the original contractual relationship between the parties, particularly with respect to the economic and financial balance and the conditions securing the actual payment of the monthly installments;

     3) the negotiations held between CEMIG and Banco Nacional de
Desenvolvimento Economico e Social - BNDES for formalizing the transaction provided by Law 10,438/02 are in an advanced stage, securing the settlement of payment of credits to CEMIG;

     4) the State had initially (in 1995) offered as guarantee, to CEMIG, the installments of the State Participation Fund, which guarantee was compromised by the renegotiation agreement executed with the Brazilian government on February 18, 1998 (Agreement 004/98/STN/COAFI). Therefore, the State was no longer in possession of the offered amounts and CEMIG was no longer in possession of the guarantees;

     5) in order to resolve the issues with CEMIG through legally authorized debt federalization, State Law no. 14,247, dated May 4, 2002, was enacted, and further amended by State Law no.

14,384, dated October 11, 2002, strengthening the guarantees under the CRC Agreement, which became represented by the revenues arising out of the taxes set forth by Article 155, and the revenues referred to by Articles 157 and 159, I (a) and II, of the Brazilian Constitution, dated June 4, 2002;

     6) State Law no. 14,384, dated October 11, 2002, authorized the STATE to renegotiate with CEMIG the installments due under the CRC Agreement, upon the adoption of an interest rate up to the limit under the third paragraph of
Article 192 of the Brazilian Constitution, as well as the Clause that guarantees the indebtedness, upon the withholding of dividends and/or interest on capital due to the STATE while it is a shareholder of CEMIG.

     Decide to amend the CRC Agreement, as follows:

First Clause

     The STATE and CEMIG hereby agree to reschedule the contractual indebtedness, to be assessed on December 31, 2002, contemplating the principal amount, duly updated, interest and late payment fines, calculated in accordance with the CRC Agreement and its First Amendment, hereinafter referred to as Indebtedness.

Second Clause

     The amount of the Indebtedness, assessed in connection with the First Clause herein, will be paid in 149 (one hundred and forty nine) monthly consecutive installments, calculated by the "Tabela Price", applying the interest rate of 0.948879% per month, corresponding to the effective rate of 12% per year, with the first installment due on January 1st, 2003 and the last one due on May 1st, 2015. These installments will be updated until the date of the actual payment by the monthly variation of the IGP-DI, as provided by Clause Six of the CRC Agreement.

Third Clause

     In the event of delay on the payment of the installments calculated pursuant to the preceding Clause, the amount payable will be updated in accordance with the accrued variation of the IGP-DI, plus interest, as provided in the preceding clause, and a late payment fine of 1% (one per cent) per month, calculated "pro rata tempore", until the date of the actual payment.

Fourth Clause

     In the event of default by the STATE, CEMIG will be authorized, despite any notification or other measure, to withhold dividends and/or interest on capital that may be due to the STATE while it is a shareholder of CEMIG, deducted its liabilities relating to the endeavor of the Hydroelectric Power Plant of Irape, [?] up to amount sufficient to pay the installments due in full, including updates, interest and late payment fines, calculated in accordance with the Third Clause.

Fifth Clause

     CEMIG may, despite any additional formality, assign to any third party, in full or partially, the creditory rights over the installments due by the STATE, together with all rights, guarantees and prerogatives relating thereto, all in accordance with the terms and conditions upon which it may agree with the assignee.

First Paragraph

     Upon the assignment of the terms hereof, CEMIG shall deliver to the STATE a notice in the form attached hereto, setting forth the name of the assignee, indicating the assigned installments and the current account in which the STATE shall deposit the payments relating to these installments.

Second Paragraph

     Upon the receipt of the notice referred to above, the STATE shall undertake to (1) acknowledge the assignee of the installments assigned by CEMIG as sole and legitimate owner of the corresponding creditory rights, and such other rights, guarantees and prerogatives relating to the assigned installments, (2) make the payments relating to the assigned installments directly to the assignee, and (3) ensure the assignee any and all rights, guarantees or prerogatives relating to the assigned installments in the event that payment is not made, and the STATE further undertakes to perform any and all acts required in connection therewith.

Third Paragraph

     In the event of a total or partial assignment of the creditory rights under this Clause to the Brazilian government or to Banco Nacional do Desenvolvimento Economico e Social - BNDES, the original guarantees and such additional ones described in the Fourth Clause hereof, bound to the assigned rights, shall be replaced by revenues arising out of the taxes set forth by
Article 155, and revenues referred to by Articles 157 and 159, I (a) and II, of the Brazilian Constitution, as established by Article 2nd of State Law no. 14,247/2002, dated June 4, 2002.

Sixth Clause

     The expenses arising out of this Amendment shall be on account of the budget allocation General Charges of the State - 1911 28 843 777 7,202 0001 of the budget in force, Law no. 14,169, dated January 15, 2002, and the ones of the subsequent fiscal years will be on account of the allocation to be determinated on the corresponding budget.

Seventh Clause

     Except as expressly amended hereby, the CRC Agreement, the First Amendment and the Second Amendment shall remain unmodified and in full force and effect as originally agreed.



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

IN WITNESS WHEREOF, the parties have caused this amendment to be executed in three counterparts of equal tenor and content, as of the date hereof.


Belo Horizonte-MG (Brazil), October 24, 2002

                                      /s/ Jose Augusto Tropia Reis
                                      ----------------------------
                                           STATE OF MINAS GERAIS

                  /s/ Djalma Bastos de Morais                 /s/ Cristiano Correa de Barros
                  ---------------------------                 ------------------------------
                                COMPANHIA ENERGETICA DE MINAS GERAIS
                  Djalma Bastos de Morais                     Cristiano Correa de Barros
                  Chief Executive Officer                     Chief Financial Officer

                  /s/ Manoel Bernardino Soares                /s/ Pedro Carlos Hosken Vieira
                  ---------------------------                 ------------------------------
                   Tax I.D. No. 197.276.586-87                 Tax I.D. No. 141.356.476-34

                                                   WITNESSES



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